*MC-332415*

# *Certificate of Incorporation on Change of Name*

*I DO HEREBY CERTIFY that*

**TKK Symphony Acquisition Corporation**

*having by Special resolution dated 23rd day of December Two Thousand Nineteen changed its name, is now incorporated under name of*

**Glory Star New Media Group Holdings Limited**

*Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of February Two Thousand Twenty*

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

**An Authorised Officer,**
**Registry of Companies,**
**Cayman Islands.**

Authorisation Code : 484583482696
www.verify.gov.ky
18 February 2020